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HOME DIRECTOR LOGO                                 2525 Collier Canyon Road
                                                   Livermore, CA 94551
                                                   Phone 925-373-0785
                                                   Fax 925-243-1745
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                     Home Director Announces New Leadership


LIVERMORE, CA, January 6, 2004 -- Home Director, Inc. (OTCBB: HMDR.OB), today announced that it has appointed Michael Liddle as its Chief Executive Officer. Liddle succeeds Donald Witmer whose employment agreement expired on December 31, 2003.

Commenting on behalf of the board of directors, Ezra Mager stated, "We are thankful for the leadership and commitment provided by Mr. Witmer during his tenure as CEO and we are pleased that Michael Liddle is joining our team. Mr. Liddle has experience in the planning and execution of growth strategies for emerging public companies, particularly in the entertainment software and consumer technology sectors, and we are looking forward to the contributions he will make in the long term growth of Home Director."

Prior to his appointment, Liddle was Managing Director of VBO Holdings, LLC, a consulting company that develops and implements growth strategies for under-valued public software companies. Prior to that, Liddle was President of Universal Internet, an internet service provider that hosted web sites for customers and deployed wireless broadband solutions for entire communities. In addition, Liddle has held various other management and consulting positions and has over 15 years of experience primarily with early-stage technology companies. He holds a B.A. in Economics from the University of California, San Diego.


About Home Director
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Home Director designs, manufactures, sells and installs home networking products that it calls the "The Power Behind Intelligent Living." These home networking solutions interconnect security systems, audio systems, video services, utilities, personal computers and the Internet. Its products are primarily for installation as basic infrastructure in new homes. Winner of the 2001 Innovative Technology Award from the National Association of Home Builders and Popular Science Magazine, and the 2001 Mark of Excellence Award from the Home Automation and Networking Association, the Company's home networking solutions have been purchased by more than 60,000 home owners in the United States and Canada. Home Director is located in Livermore, California in California's Silicon Valley. To learn more about Home Director, visit www.homedirector.com or call 1-800-426-7144.

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This press release includes statements that are not historical facts and are considered "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Home Director's current views about future events. They are identified by their use of terms and phrases such as "believe," "expect," "plan," "anticipate", "possibility" and similar expressions identifying their forward-looking character. Investors should not rely on these forward-looking statements as assurances of future events, because such statements are inherently subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the company's expectations. The factors that may affect the outcome of such expectations include the Company's immediate need for additional working capital and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-KSB for its fiscal year ended December 31, 2002.



Investor Contact:
Daryl Stemm
Home Director
(925) 245-2068